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For Immediate Release
Contact: Alanna Vitucci
alanna.vitucci@zovio.com
858 668 2586 x11636

Zovio Announces Agreement with SevenSaoi Capital
SevenSaoi Managing Member Michael Cole to Join Zovio’s Board of Directors
SevenSaoi Agrees to Support All Zovio Nominees at 2020 Annual Meeting

CHANDLER, Ariz. (February 5, 2020) - Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions and employers to deliver educational programming and benefits, today announced that it has appointed Michael P. Cole to its board of directors and as a member of its compensation and merger & acquisitions oversight committees. Mr. Cole is the managing member of SevenSaoi Capital, LLC (“SevenSaoi”). Through its affiliates, SevenSaoi beneficially owns approximately 6.8 percent of Zovio’s common stock.

“We are pleased to welcome Michael to Zovio’s Board of Directors,” said Andrew Clark, Founder, President and CEO of Zovio. “Zovio continues to focus on creating value for all of its stakeholders and positioning the company for growth. We look forward to Michael’s contributions as a Board Member and to deepening our collaborative relationship.”

Mr. Cole said, “At this important point in the company’s history, we believe it is in the best interests of all stockholders to have reached this agreement with the company providing for immediate representation on the Board and to avoid a protracted proxy contest. We look forward to working constructively with the Board and management team to achieve our common goal of maximizing stockholder value.”

In connection with Mr. Cole’s appointment as a director, SevenSaoi has entered into a customary agreement with Zovio under which, among other things, the parties will cooperate to identify an additional person to join the board as a director by next year’s annual meeting. The agreement also provides that SevenSaoi will support Zovio’s slate of directors at its upcoming annual meeting and obligates SevenSaoi to abide by customary standstill restrictions, including foregoing a proxy solicitation at this year’s meeting. The complete agreement between Zovio and SevenSaoi will be included as an exhibit to a current report on Form 8-K, which will be filed by Zovio with the Securities and Exchange Commission.

Barclays is serving as financial advisor to Zovio, and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Zovio’s legal counsel.

About Michael P. Cole
Michael P. Cole, 47, founded SevenSaoi Capital (“7C”), an investment management firm, in 2016. Previously, he served as President of MAEVA Group, a turnaround-oriented merchant bank. Prior thereto, Mr. Cole was with Madison Dearborn Partners, a Chicago-based private equity firm that manages $23 billion in equity capital, for nearly 17 years. Mr. Cole currently serves as a director of Univision Communications, Inc. and has also served on the boards of a number of other companies, including Merge Healthcare Inc., MetroPCS Communications and The Topps Company. Mr. Cole also worked in a senior-level role on Madison Dearborn’s investments in technology-enabled service companies such as Intelsat, Ltd. and XM Satellite Radio. Mr. Cole was named a “Top 40 Global Dealmaker under 40” by Dealmaker Magazine and a “Top 40 Under 40” business leader by Crain’s Chicago Business. Mr. Cole received his A.B. degree from Harvard College.

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, which includes Fullstack Academy, TutorMe, and Learn@Forbes, leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher

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education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

Forward-Looking Statements
This news release may contain forward-looking statements that are not statements of historical fact and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding management’s intentions, hopes, beliefs or expectations. These forward-looking statements are based on current information and expectations and are subject to various risks and uncertainties. Zovio’s actual performance or results may differ materially from those expressed in or suggested by such statements due to various factors, including, without limitation: Zovio’s ability to successfully transition to being an education technology services company, and the success of Zovio’s strategies with respect to student initiatives.

Additional information on factors that could cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements is included from time to time in Zovio’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, Zovio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 12, 2019, Zovio’s quarterly reports on Form 10-Q and Zovio’ s current reports on Form 8-K, all of which are available at www.zovio.com. You should not place undue reliance on any forward-looking statements. Forward-looking statements are made on the basis of management’s good faith beliefs, expectations and assumptions regarding future events based on information available at the time that such statements are made. Forward-looking statements speak only as of the date they are made. Zovio assumes no obligation to update or revise any forward-looking statements to reflect actual results or any changes in assumptions, expectations or other factors affecting such forward-looking statements, except to the extent required by applicable securities laws.